Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Pontem Corporation (the “Company”) on Form S-1 pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, of our report dated November 8, 2020, except for Note 8, as to which the date is January 8, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of  Pontem Corporation as of October 19, 2020,  and for the period from October 15, 2020 (inception) through October 19, 2020, which report appears in the Prospectus on Amendment No. 2 to Form S-1, which is part of the Registration Statement of Pontem Corporation (File No. 333-251756).

/s/ Marcum llp

Marcum llp
New York, NY
January 12, 2021